Exhibit 99.1

Contact:
Sandra Rodriguez 225.388.7654

Albemarle Reports Record Quarterly Operating Results

Second quarter 2010 highlights:

•	Achieved record quarterly earnings of 89 cents per share, more than double the prior year.

•	Net sales for the quarter increased 33% from prior year to $592.5 million.

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Outstanding operating performance with strong year over year and sequential profit growth across all three segments, including record segment income for Polymer Solutions and Catalysts for the second consecutive quarter.

•	Strong cash generation. Cash and cash equivalents of $324 million at June 30, 2010.

	Second Quarter Ended June 30,		Six Months Ended June 30,
In thousands of dollars, except per share amounts	2010	2009	2010	2009
Net Sales	$592,483	$445,299	$1,172,753	$931,890
Operating Profit	$106,635	$30,991	$182,899	$59,918
Net Income attributable to Albemarle Corporation	$81,751	$38,493	$145,059	$63,892
Diluted earnings per share	$0.89	$0.42	$1.57	$0.70
Special item per share	$—	$(0.09)	$(0.05)	$(0.09)
Per share amount for one-time tax items	$—	$0.10	$—	$0.13
Diluted earnings per share excluding special and one-time tax items	$0.89	$0.41	$1.62	$0.66

BATON ROUGE, La., - July 26, 2010 – Albemarle Corporation (NYSE: ALB) reported second quarter 2010 earnings of $81.8 million, or 89 cents per share, compared to second quarter 2009 earnings of $38.5 million, or 42 cents per share. Second quarter 2009 results included a $12.4 million pre-tax charge ($8.2 million or 9 cents per share after tax) related to the costs of a final contract settlement arising from the 2008 divestiture of the Port de Bouc, France facility and a $9.2 million (10 cents per share) benefit related mainly to a tax issue settlement with the U.S. Internal Revenue Service for the years 2005 through 2007. The Company reported net sales in the second quarter of 2010 totaling $592.5 million compared to second quarter 2009 net sales of $445.3 million.

Earnings for the first half of 2010 were $145.1 million, or $1.57 per share, compared to $63.9 million, or 70 cents per share, for the first half of 2009. Excluding the $7.0 million ($4.6 million after tax, or 5 cents per share) charge for restructuring costs at our Bergheim, Germany site in first quarter 2010, and first half 2009 special and one-time tax items, earnings for the first half 2010 were $149.7 million, or $1.62 per share, and earnings for the first half 2009 were $60.4 million, or 66 cents per share. Net sales for the first half of 2010 were $1.17 billion compared to $932 million for the first half of 2009.

Commenting on results, Mark C. Rohr, Chairman and CEO, stated, “For the second consecutive quarter, we achieved record earnings, expanded our margins across all three segments and generated strong cash flow. The strength of our portfolio, our innovative technologies and the structural improvements we are implementing are flowing through to the bottom line. These capabilities and actions, coupled with the positive trends we are seeing in the global markets we serve, contributed to a very solid second quarter.”

Quarterly Segment Results

Polymer Solutions delivered net sales for the second quarter of 2010 of $235.3 million, a 36 percent increase versus net sales in the second quarter of 2009 due primarily to improved volumes in our fire safety businesses. Polymer Solutions segment income for the second quarter of 2010 more than tripled to $47.0 million from $14.7 million in the second quarter of 2009. This increase was due primarily to the strong volume improvements across the fire safety portfolio, particularly in brominated flame retardants, as well as higher production utilization rates.

Catalysts generated net sales for the second quarter of 2010 of $216.0 million, an increase of 28 percent versus the second quarter of 2009 due primarily to higher volumes and favorable product mix mainly in our hydroprocessing refinery catalysts business, as well as volumes in our polyolefins business. Catalysts segment income for the second quarter of 2010 was $66.2 million, up 76 percent versus $37.7 million for the second quarter of 2009. This improvement was attributable primarily to higher volumes and improved realization of metals costs in hydroprocessing refinery catalysts, favorable product mix and higher equity income.

Fine Chemistry net sales for the second quarter of 2010 were $141.2 million, up 36 percent versus the second quarter of 2009, due primarily to increased volumes in both our performance chemicals and fine chemistry services businesses, and partly offset by product mix. Segment income for the second quarter of 2010 was $17.5 million compared to $5.2 million in the second quarter of 2009. Improved sales and production volumes, particularly in performance chemicals, drove the more than three-fold increase in segment income.

Corporate and Other

Corporate and other expense for the three- and six-month periods ended June 30, 2010 was $18.0 million and $34.8 million, respectively. These charges were up over the comparable periods of 2009 due mainly to higher personnel related costs. Also, the six-month period ended June 30, 2009 included $7.8 million in favorable adjustments associated with the reversal of certain long-term employee benefit accruals.

Cash Flow

In the first half of 2010, cash on hand funded capital expenditures for plant, machinery and equipment of $33.9 million and dividends to shareholders of $24.1 million. During the quarter, interest and financing expenses were $6.0 million versus $6.1 million in the second quarter of 2009.

At June 30, 2010, the Company had approximately $324.1 million in cash and cash equivalents. In addition, the Company has additional capacity to borrow in excess of $460 million under existing lines of credit and has no significant debt maturities before 2013. Our continued focus on inventory levels resulted in lower balances at June 30, 2010 as compared to December 31, 2009 despite the increase in business activity.

Taxes

Our second quarter 2010 effective income tax rate was 24.4 percent versus 14.6 percent in 2009 (excluding the effects of the Port de Bouc charge and the one-time tax items). The full year 2010 effective tax rate is expected to be 24.4 percent. This increase versus 2009 is due mainly to level and mix of income, principally significantly higher net income in the U.S. in the current year.

Outlook

Our outlook for the year remains positive. As we continue to monitor global economic indicators, industry trends and customer order patterns, we believe most signs indicate a strong third quarter with a typical seasonal contraction in the fourth quarter. We believe effective implementation of announced price increases, continued focus on cost and innovative product development should help sustain solid performance and healthy financial returns throughout the remainder of the year and into 2011.

Earnings Call

The Company’s performance for the second quarter ended June 30, 2010 will be discussed on a conference call at 9:00 AM Eastern Daylight time on July 27, 2010. The call can be accessed by dialing 866-804-6924 (International Dial In # 857-350-1670), and entering conference ID 76650993. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investor Information at www.albemarle.com/Investor_information.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine recently selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. To learn more, visit www.albemarle.com.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2009 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Second Quarter Ended June 30,			Six Months Ended June 30,
	2010	2009		2010	2009
Net sales	$592,483	$445,299		$1,172,753	$931,890
Cost of goods sold	404,316	335,481		820,115	731,566

Gross profit	188,167	109,818		352,638	200,324
Selling, general and administrative expenses	66,865	51,481		133,395	96,915
Research and development expenses	14,667	14,953		29,386	31,098
Restructuring and other charges	—	—		6,958 (a)	—
Port de Bouc charges	—	12,393	(b)	—	12,393	(b)

Operating profit	106,635	30,991		182,899	59,918
Interest and financing expenses	(5,984)	(6,088)		(11,920)	(12,362)
Other (expense) income, net	(729)	1,276		281	145

Income before income taxes and equity in net income of unconsolidated investments	99,922	26,179		171,260	47,701
Income tax (expense) benefit	(24,331)	7,749	(c)	(41,031)	7,224	(c)

Income before equity in net income of unconsolidated investments	75,591	33,928		130,229	54,925
Equity in net income of unconsolidated investments (net of tax)	10,495	6,204		20,771	12,153

Net income	86,086	40,132		151,000	67,078

Net income attributable to noncontrolling interests	(4,335)	(1,639)		(5,941)	(3,186)

Net income attributable to Albemarle Corporation	$81,751	$38,493		$145,059	$63,892

Basic earnings per share	$0.90	$0.42		$1.59	$0.70

Diluted earnings per share	$0.89	$0.42		$1.57	$0.70

Weighted-average common shares outstanding – Basic	91,308	91,474		91,347	91,427

Weighted-average common shares outstanding – Diluted	92,111	92,011		92,152	91,904

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	June 30, 2010	December 31, 2009

ASSETS
Cash and cash equivalents	$324,123	$308,791
Other current assets	756,963	723,296

Total current assets	1,081,086	1,032,087

Property, plant and equipment	2,365,696	2,406,129
Less accumulated depreciation and amortization	1,388,352	1,379,246

Net property, plant and equipment	977,344	1,026,883

Other assets and intangibles	672,640	712,587

Total assets	$2,731,070	$2,771,557

LIABILITIES & EQUITY
Current portion of long-term debt	$8,603	$36,310
Other current liabilities	308,545	316,954

Total current liabilities	317,148	353,264

Long-term debt	784,959	776,403
Other noncurrent liabilities	284,169	307,131
Deferred income taxes	95,332	81,441
Albemarle Corporation shareholders’ equity	1,197,490	1,205,696
Noncontrolling interests	51,972	47,622

Total liabilities & equity	$2,731,070	$2,771,557

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash and cash equivalents at beginning of year	$308,791	$253,303
Cash and cash equivalents at end of period	$324,123	$172,476

Sources of cash and cash equivalents:

Net income	151,000	67,078

Proceeds from borrowings	8,310	32,748

Proceeds from exercise of stock options	1,771	2,207

Uses of cash and cash equivalents:

Capital expenditures	(33,930)	(60,459)

Purchases of common stock	(14,945)	—

Repayments of long-term debt	(28,524)	(117,762)

Dividends paid to shareholders	(24,129)	(21,948)

Dividends paid to noncontrolling interests	—	(8,911)

Contributions to defined benefit plans	(23,528)	(7,341)

Non-cash items:

Depreciation and amortization	48,411	50,404

Restructuring and other charges (a)	6,958	—

Port de Bouc charges (b)	—	(12,393)

Equity in net income of unconsolidated investments	(20,771)	(12,153)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales:

Polymer Solutions	$235,289	$172,720	$451,942	$295,920

Catalysts	216,000	168,603	443,653	411,190

Fine Chemistry	141,194	103,976	277,158	224,780

Total net sales	$592,483	$445,299	$1,172,753	$931,890

Segment operating profit:

Polymer Solutions	$46,131	$15,882	$86,494	$4,319

Catalysts	58,340	31,708	105,335	61,469

Fine Chemistry	19,884	5,760	32,452	16,043

Subtotal	$124,355	$53,350	$224,281	$81,831

Equity in net income of unconsolidated investments:

Polymer Solutions	$2,625	$222	$4,819	$270

Catalysts	7,898	6,009	16,007	11,937

Fine Chemistry	—	—	—	—

Corporate & other	(28)	(27)	(55)	(54)

Total equity in net income of unconsolidated investments	$10,495	$6,204	$20,771	$12,153

Net income attributable to noncontrolling interests:

Polymer Solutions	$(1,724)	$(1,440)	$(2,514)	$(1,655)

Catalysts	—	—	—	—

Fine Chemistry	(2,354)	(605)	(3,152)	(2,158)

Corporate & other	(257)	406	(275)	627

Total net income attributable to noncontrolling interests	$(4,335)	$(1,639)	$(5,941)	$(3,186)

Segment income:

Polymer Solutions	$47,032	$14,664	$88,799	$2,934

Catalysts	66,238	37,717	121,342	73,406

Fine Chemistry	17,530	5,155	29,300	13,885

Total segment income	130,800	57,536	239,441	90,225

Corporate & other	(18,005)	(9,587)	(34,754)	(8,947)

Restructuring and other charges (a)	—	—	(6,958)	—

Port de Bouc charges (b)	—	(12,393)	—	(12,393)

Interest and financing expenses	(5,984)	(6,088)	(11,920)	(12,362)

Other (expense) income, net	(729)	1,276	281	145

Income tax (expense) benefit (c)	(24,331)	7,749	(41,031)	7,224

Net income attributable to Albemarle Corporation	$81,751	$38,493	$145,059	$63,892

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The six-month period ended June 30, 2010 included charges amounting to $7.0 million ($4.6 million after income taxes, or 5 cents per share) that related principally to planned reductions in force at our Bergheim, Germany site.
(b)	The three- and six-month periods ended June 30, 2009 included charges amounting to $12.4 million ($8.2 million after income taxes, or 9 cents per share) that related to the costs of a final contract settlement arising from our 2008 disposition of the Port de Bouc, France facility.
(c)	The three- and six-month periods ended June 30, 2009 included a $9.2 million (10 cents per share) one-time benefit due mainly from a tax issue settlement for the years 2005 through 2007 with the U.S. Internal Revenue Service and a $4.2 million benefit associated with the Port de Bouc charge described in footnote (b). The six-month period ended June 30, 2009 also included tax items of approximately $2.5 million (3 cents per share) resulting from adjustments related to prior periods.

Additional Information

It should be noted that earnings or per share amounts excluding special items, one-time tax items, segment operating profit and segment income are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide more reflective views of our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.” Also, see page 10 for a supplemental reconciliation of our segment operating profit and segment income amounts to GAAP Operating profit and GAAP Net income attributable to Albemarle Corporation, respectively.

ALBEMARLE CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation

(In Thousands of Dollars)

(Unaudited)

Our segment information includes measures we refer to as “segment operating profit” and “segment income” which are financial measures that are not required by, or presented in accordance with GAAP. The Company has reported segment operating profit and segment income because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit and segment income should not be considered as an alternative to operating profit or net income attributable to Albemarle Corporation as determined in accordance with GAAP.

See below for a reconciliation of segment operating profit and segment income, the non-GAAP financial measures, to operating profit and net income attributable to Albemarle Corporation, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Total segment operating profit	$124,355	$53,350	$224,281	$81,831

Corporate & other *	(17,720)	(9,966)	(34,424)	(9,520)

Restructuring and other charges	—	—	(6,958)	—

Port de Bouc charges	—	(12,393)	—	(12,393)

GAAP Operating profit	$106,635	$30,991	$182,899	$59,918

Total segment income	$130,800	$57,536	$239,441	$90,225

Corporate & other	(18,005)	(9,587)	(34,754)	(8,947)

Restructuring and other charges	—	—	(6,958)	—

Port de Bouc charges	—	(12,393)	—	(12,393)

Interest and financing expenses	(5,984)	(6,088)	(11,920)	(12,362)

Other (expense) income, net	(729)	1,276	281	145

Income tax (expense) benefit	(24,331)	7,749	(41,031)	7,224

GAAP Net income attributable to Albemarle Corporation	$81,751	$38,493	$145,059	$63,892

*	Includes corporate non-controlling interest and equity adjustments of $285 and $(379) for the three-month periods ended June 30, 2010 and 2009, respectively, and $330 and $(573) for the six-month periods ended June 30, 2010 and 2009, respectively.